Exhibit 99.1

Marathon Digital Holdings Enters Definitive Agreement To Acquire 200-Megawatt Bitcoin Mining Data Center Adjacent to a Wind Farm

All Cash Acquisition To Increase Marathon’s Bitcoin Mining Portfolio to 1.1 Gigawatts, 54% of which Will Reside on Sites Directly Owned and Operated by the Company

Fort Lauderdale, FL – March 15, 2024 – Marathon Digital Holdings, Inc. (NASDAQ:MARA) (“Marathon” or “Company”), one of the world’s largest publicly traded Bitcoin miners and a leader in supporting and securing the Bitcoin ecosystem, has entered into a definitive purchase agreement to acquire Applied Digital Corporation’s (“Applied Digital”) Bitcoin mining data center in Garden City, Texas, with a name plate capacity of 200 megawatts, for a purchase price of $87.3 million, or approximately $437,000 per megawatt, prior to any purchase price adjustments. Marathon will pay the purchase price in cash from its balance sheet.

This transaction is Marathon’s second major acquisition of data centers dedicated to Bitcoin mining in the last four months and increases the amount of self-owned and operated megawatts in Marathon’s Bitcoin mining portfolio to 54%. Prior to the acquisition of its first two data centers, which closed in January of this year, Marathon’s Bitcoin mining portfolio consisted of 584 megawatts, 3% of which resided on sites directly owned and operated by the Company. Following the close of this acquisition and the anticipated expansion of the site in 2024, Marathon will have increased the number of megawatts in its mining portfolio to 1.1 gigawatts, 54% of which will reside on sites directly owned and operated by the Company.

The Bitcoin mining data center in Garden City, Texas is located adjacent to a wind farm and uses predominantly renewable energy. It was constructed and energized in 2023 and supports a workforce of approximately 25 employees. At this site, Marathon is currently converting approximately 100 megawatts (c. 4.5 exahash of miners) into economic value via Bitcoin mining.

By acquiring this data center, Marathon will take direct ownership of its current on-site operations and will also gain an additional 100 megawatts of capacity in which to expand, 32 megawatts of which are expected to be available as of the closing date and the remainder of which are subject to regulatory approvals. Marathon expects to expand its presence at the site in 2024 by an additional 100 megawatts to accommodate a total of 200-megawatts of capacity dedicated exclusively to Marathon’s Bitcoin mining operations.

In addition to providing Marathon with more influential and secure ownership of its operations as well as expansion opportunities, this transaction is also expected to reduce the cost per coin of Marathon’s current operations at the site by approximately 20%.

The transaction is subject to customary closing conditions and is expected to close in the second quarter of 2024.

Management Commentary

“After taking over ownership and operational control of the data centers we recently acquired in Granbury, Texas and Kearney Nebraska, we are building on that momentum by now acquiring the Bitcoin mining data center in Garden City, Texas from Applied Digital,” said Fred Thiel, Marathon’s chairman and CEO. “This transaction increases our influence over our current operations, reduces our cost per coin by approximately 20% at the site, and provides us with an additional 100 megawatts of capacity in which to expand.

“Following the close of this transaction and the anticipated expansion of the site this year, our Bitcoin mining portfolio will consist of approximately 1.1 gigawatts of capacity, 54% of which will reside on sites we directly own and operate, and all of which are diversified across eleven sites on three continents. As a result, we will directly own and operate more megawatts than we had in our entire Bitcoin mining portfolio in December 2023.

“As a close collaborator of Applied Digital, we are intimately familiar with the site’s operations. Therefore, we expect a smooth transition as we work to integrate this renewably powered data center into our diversified portfolio of Bitcoin mining assets.”

Wes Cummins, CEO and chairman of the board at Applied Digital, commented, “Marathon has been a valuable partner of ours since 2022, and we welcome them as the new stewards of this state-of-the-art bitcoin mining data center in Garden City, Texas. We look forward to closing this mutually beneficial transaction, which we believe allows both companies to pursue their long-term strategies more effectively.”

Advisors

Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal advisor to Marathon in connection with the transaction and Lowenstein Sandler LLP is serving as legal advisor to Applied Digital.

Investor Notice

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 28, 2024. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. See “Forward-Looking Statements” below.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements in this press release relate to the expected timing and achievement of our growth targets, specifically relating to our anticipated hash rate and exahash growth. You can identify forward-looking statements by the use of words such as “may,” “will,” “could,” “anticipate,” “expect,” “intend,” “believe,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements include the assumptions underlying or relating to such statements. The Company has based these forward-looking statements largely on its current expectations and projections about future events and trends that we believe may affect its business, results of operations and financial condition. The outcomes of the events described in these forward-looking statements are subject to risks, uncertainties and other factors described under the heading “Risk Factors” in the reports the Company files with the Securities and Exchange Commission. The Company cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those expressed or implied in the forward-looking statements. The forward-looking statements made in this press release relate only to events as of the date of this press release. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

About Marathon Digital Holdings

Marathon is a digital asset technology company that focuses on supporting and securing the Bitcoin ecosystem. The Company is currently in the process of becoming one of the largest and most sustainably powered Bitcoin mining operations in North America.

For more information, visit www.mara.com, or follow us on:

Twitter: @MarathonDH

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Marathon Digital Holdings Company Contact:

Telephone: 800-804-1690

Email: ir@mara.com

Marathon Digital Holdings Media Contact:

Email: marathon@wachsman.com